CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A of our report dated August 15, 2022, relating to the financial statements of C2 Blockchain, Inc. as of June 30, 2022 and the period from June 30, 2021 (Inception) through June 30, 2021 and to all references to our firm included in this Offering Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

July 5, 2023